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
May 19, 1995

DDL ELECTRONICS, INC.
AN IMPORTANT SHAREHOLDER UPDATE

     As you know, there is an attempt underway by a dissident group of individuals to take over DDL's Board of Directors and change management of the Company. By this date you have probably received a proxy statement and green card as well as DDL's Proxy statement and WHITE proxy card.

     Your forthcoming proxy vote to reelect two members of DDL's Board of Directors, John Coyne, President and Chief Operating Officer of the Company and Rock Hankin, comes at a critical time for determining the direction of the Company as well as the future value of your investment in the Company. We believe the changes this dissident group of investors proposes are not beneficial to the Company, will disrupt management's progress and will put at risk your investment in the Company.

     We believe the dissident group (SCRMM) seeking control of DDL has presented shareholders with misleading statements and data that seriously distort the financial performance and current condition of your Company, while failing to point out potential conflicts of interest that have negatively impacted your Company. It is apparent from SCRMM's proxy that they have no specific plan for delivering on their promises, only the request that you vote them control.

     Please invest a few minutes to review the following essential information that will provide you an accurate understanding of the facts and enable you to make your proxy decision on an informed basis.


DDL COMPLETES ESSENTIAL RESTRUCTURING

     Three years ago, your Board of Directors and Management set out to restructure DDL, a company with negative gross margins, negative equity, over $52 million of accumulated losses, and by any measure, the heaviest debt load in the industry.

     Through persistence and hard work we are profitable again. Along the way we faced an industry recession in the US and Europe and variables that no strategic plan can fully anticipate, much less a company with no ability to obtain credit. Bankruptcy of the Company's largest customer and Los Angeles earthquake damage combined to narrow the choices we had in completing this turnaround. BUT WE DID SUCCEED!

Our priorities were:

     -    Return to an operating profit.
     - Reduce the level of debt so that customers would no longer have concerns relative to creditor actions and questions about the financial viability of the company.

To accomplish these priorities we have:

     - Recruited and developed management teams at each operation that stopped over $1M per month of negative cash flow that was inherited by this management in 1992.
     - Focused on customers with better margins in the type of product and services we supply.
     - Sold our Aero-Oregon operation for a substantial gain to repay all bank debt, thereby eliminating the continued threat of bankruptcy from our senior lenders.
     - Sold A. J. Electronics' operation that could not rebuild to our profit goals after the LA earthquake.

The Company now has:

     - Demonstrated an operating profit in the third quarter ended March 31, 1995.
     - Reached a positive operating cash flow position in the last quarter.
     - Eliminated all senior debt and all bank liens against the operating businesses.
     - Initiated merger and acquisition efforts to supplement internal growth at continuing operations with profitable strategic candidates.

Your Board and management continues to act to increase shareholder value and our priorities now are:

     -    Increase profitable operations by using the estimated
$60 million of sales capacity at the existing two facilities.
     - Complete profitable strategic merger opportunities that will benefit from DDL's public listing.



CONFLICTS OF INTEREST VS. ALL SHAREHOLDERS' INTERESTS


     In the past year, members of the dissident group (SCRMM) demanded that the Board of Directors take actions that we believe were not in the best interest of all shareholders. Rather, these actions appeared motivated by improper self-interest. Conduct of this nature raises serious questions concerning the personal interest of SCRMM vs. the interest of all DDL shareholders.

     1. Earlier this year, a member of SCRMM demanded carte blanche authority to obligate DDL to merge, on undisclosed terms, with a company he refused to identify . DDL's Board refused this request for exclusive authority to strike a deal with a "mysterious" unidentified entity. The Board did, however, offer to review any properly identified merger opportunity submitted to the Company within a 24 hour period. The "mystery merger" was never heard about again.

     2. Mr. Richard Fechtor, a broker dealer and member of SCRMM, presented DDL's Board with an agreement related to an unidentified merger opportunity. The document specifically stated that the agreement was "primarily for the benefit of Mr. Fechtor". The Company executed an alternative standard agreement that would benefit all shareholders equally, that Mr. Fechtor refused to sign.

     3. Members of SCRMM threatened legal action to force the DDL board to sell the Company's Aeroscientific-Oregon facility on terms less favorable than the terms reached with a buyer developed by the Company. Later Mr. Fechtor identified the controlling shareholder of this proposed buyer as "a very important client" to him. Ronald Vannuki, a member of SCRMM, stated the sale of the facility to the ultimate buyer is the "root of the problem" with current management. You should ask why
SCRMM members were so upset at the Company's acceptance of a better offer.

     4. In 1994, an SCRMM member controlling the Company's 8 1/2% bonds sought to convert those bonds at a share exchange rate significantly below the $10+ per share conversion price. Who will stop this conversion on "sweetheart" terms that will dilute your shareholdings if SCRMM's board is voted in?

     5. If you vote the SCRMM green card, you are empowering these individuals and others who have demonstrated self interest over the interests of all DDL shareholders.

A VALID MEASUREMENT of MANAGEMENT PERFORMANCE

     You can easily evaluate SCRMM's "incontestable numbers" and graphs based on the following statements of fact.

     Any measurement of performance must commence with a starting point. In 1992, DDL's current management took control of a Company losing over $52 million in the four years prior to 1992. The Company was in breach of its senior debt agreements and facing imminent bankruptcy. We believe that SCRMM has compared DDL to companies that have established customers, stable financing and operating management in place for several years. Three years ago DDL had none of these essential characteristics.

     1. REVENUES: Revenues declined when operations were sold to pay off the maturing debt inherited by this management and to eliminate an earthquake damaged unprofitable Los Angeles operation with no prospect for a near term profit. "Apples to apples" comparison of the Company's most recent quarter to last year shows an increase in revenue from continuing operations of 8%. And more importantly, a swing of over $1.3 million in operating income from the same quarter last year. SCRMM's focus on sales growth is a ruse and fails to reflect the lack of financing to support working capital required by a high sales growth strategy.

     2. OPERATING INCOME: The Company last reported a quarterly operating profit in fiscal 1989. Operating losses have on average declined since fiscal 1992, and the first operating profit was realized in the latest quarter of fiscal 1995. To achieve this result, gross margins were improved, unprofitable operations were sold and significant reductions were made in personnel and in salaries at all levels of the Company's management.

     3. BOOK VALUE: Book value has increased in the past three years from a $.92/share deficit to a deficit of $.12/share, and will improve as the Company realizes future profitability.

     4. STOCK PRICE: Stock price is normally based on anticipated earnings and industry attractiveness among other factors. DDL's current management took over an unprofitable operation whose stock price was in decline for several years, and was burdened with the highest debt load in the industry. Comparison to companies that are very well capitalized hardly reflects the progress that could be expected from a near-bankrupt turnaround company completing a complex restructuring.

     Now that there is a defined base for future earnings and growth, and the potential to do acquisitions or mergers, is it any wonder that a dissident group of self-interested individuals would want control of the Company.



SCRMM WILL COST YOU


     The dissident investor group (SCRMM) has retained a proxy soliciting organization to assist in its attempt to obtain your proxy. Quoting from SCRMM's proxy:

     "The entire expense of preparing, assembling, printing and mailing this SCRMM proxy statement and related materials and the cost of soliciting proxies for the nominees proposed by SCRMM will be borne by SCRMM."

In the following paragraph of SCRMM's proxy, we quote directly:

     "SCRMM will seek reimbursement from DDL for those expenses
[noted above] and does not intend to seek shareholder approval for such reimbursement at a subsequent meeting unless such approval is required under Delaware law."

     1. If the SCRMM dissident shareholders take control of the Company, DDL shareholders will pay for all costs and expenses - virtually a blank check to spend whatever SCRMM believes necessary to take control of DDL.

     2. If you vote the green proxy card, you are voting to pay for the costs and expenses of SCRMM "who have incurred certain professional fees and expenses" for this proxy fight. They will spend your DDL Company funds, do not vote the green proxy card.



WHY SHOULD YOU VOTE THE WHITE PROXY CARD FOR DDL'S BOARD OF
DIRECTORS?

     1. DDL's Board and management are shareholders and we are driven to increase shareholder value in DDL through growth in revenue and earnings, and through strategic merger opportunities. You can recognize that SCRMM's proposed wholesale management changes are focused solely on promotion of stock price, hardly the right answer for building real value of your investment in DDL.

     2. DDL's Board and management eliminated the major remaining barrier to growing the Company with the payoff of hostile and secured bank debt at year end 1994. Operating management can now succeed with major customers and grow the business. SCRMM not only wants to replace the Board but also wants to fire the COO and other management team members.

     3. The experience of present management and the Board exactly supports the strategy we are executing. In the period 1981-1990, as a co-founder and CEO, I led the growth of an electronics company from $3 million to $48 million in annual sales rate with a similar strategy that relied on internal growth and acquisitions. DDL's current board members have over 35 acquisitions and mergers completed in their careers.

     4. DDL's Board and management have guided the company from the brink of bankruptcy to an operating profit this last quarter.
The opposition wants to "field a new team", with no solid plan for DDL's future.

     5. DDL's current board and management will continue to guard against conflict of interest proposals and will be governed by its responsibility to consider possible benefits to all shareholders rather than the personal interest of a particular shareholder.

     6.   VOTE THE RIGHT CARD - THE WHITE PROXY CARD

     Enclosed is an additional white proxy card for your vote.
If you have already voted your previous white card you may discard this card and the green card. If you have not voted, please vote the enclosed white proxy card.

     We would appreciate the opportunity to respond to your questions and to provide any additional information about DDL you would like to have.

     Remember, we are also shareholders in DDL, and we share your interest and concern for the future of the Company. Please call
Charlie Van Rossen or Bill Cook at 800-7171-DDL (335) or our proxy solicitors at D.F. King & Co., Inc at 800-290-6424.

Very truly yours,


/S/William E. Cook
William E. Cook
Chairman, CEO
DDL Electronics, Inc.